UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

December 14, 2009

Date of Report (Date of earliest event reported)

Primoris Services Corporation

(Exact name of Registrant as specified in its charter)

Delaware	001-34145	20-4743916
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26000 Commercentre Drive, Lake Forest, California 92630

(Address of principal executive offices)

(Zip Code)

(949) 598-9242

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03               Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Adoption of Certificate of Designations, Powers, Preferences and Rights of The Series A Non-Voting Contingent Convertible Preferred Stock

On December 14, 2009, Primoris Services Corporation, a Delaware corporation (“we,” “us,” “our,” or the “Company”), filed the Certificate of Designations, Powers, Preferences and Rights of The Series A Non-Voting Contingent Convertible Preferred Stock (the “Certificate of Designations”) with the Delaware Secretary of State.  The Certificate of Designations designates 95,000 shares of our authorized but unissued blank check preferred stock as “Series A Non-Voting Contingent Convertible Preferred Stock” (the “Series A Preferred Stock”), par value $0.0001 per share.

The Certificate of Designations was filed in order to facilitate the closing of the transaction contemplated by a Membership Interest Purchase Agreement (the “Purchase Agreement”) that we entered into on November 18, 2009, with James Construction Group, L.L.C., a privately-held Florida limited liability company (“JCG”), all of the limited liability company members of JCG (collectively, the “Members”) and Michael D. Killgore, as representative of the Members, pursuant to which we agreed to acquire 100% of the issued and outstanding limited liability company membership interests of JCG.  The Purchase Agreement is more fully described under Item 1.01 of the Company’s Form 8-K as filed on November 23, 2009 with the Securities and Exchange Commission.

Pursuant to the Purchase Agreement, our Board of Directors agreed to designate a certain number of shares of our authorized but unissued blank check preferred stock as “Series A Non-Voting Contingent Convertible Preferred Stock” with an assigned par value of $0.0001 per share, and to pay the Members shares of our Series A Preferred Stock, in addition to other consideration, on the closing date.

The Series A Preferred Stock has no voting rights and will not be redeemable by either the Company or the holders of the Series A Preferred Stock.  Each share of Series A Preferred Stock will be convertible into 100 shares of common stock, subject to certain specified adjustments, including, without limitation, adjustments based on common stock dividends, stock splits, stock reclassifications or the consummation of a merger, reorganization or sale of all or substantially all of our assets.  However, the Series A Preferred Stock will only be convertible into shares of common stock upon the approval of a majority of our stockholders.  If our stockholders do not approve of the conversion of the Series A Preferred Stock, we will have the right, but not the obligation, to repurchase any of the outstanding shares of Series A Preferred Stock.  Any shares of Series A Preferred Stock that are converted into shares of common stock or repurchased by us will have the status of authorized but unissued shares of preferred stock, undesignated as to series.

If, at any time that any shares of Series A Preferred Stock are outstanding, we declare a dividend or distribution of cash, securities, properties or assets, we have agreed to simultaneously declare a dividend or distribution on shares of Series A Preferred Stock as if such shares were converted into shares of common stock on the record date for such dividend or distribution.  No dividends or distributions will be payable to holders of shares of common stock unless the full dividends or distributions are paid to the holders of the Series A Preferred Stock at the same time.  Dividends on the Series A Preferred Stock will be non-cumulative.

Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the Series A Preferred Stock then outstanding will be entitled to receive out of the available assets of the Company, whether such assets are stated capital or surplus of any nature, an amount on such date equal to $100 per share of Series A Preferred Stock, plus the amount of any declared but unpaid dividends thereon to and including the date of such liquidation, out of assets legally available for distribution to the Company’s stockholders before any distribution of assets is made to the holders of Common Stock.  After payment to the holders of the Series A Preferred Stock of such amounts, the entire remaining assets and funds of the Company legally available for distribution, if any, will be distributed among the holders of the common stock and the Series A Preferred Stock in proportion to the shares of common stock then held by them and the shares of common stock which they then have the right to acquire upon conversion of the shares of Series A Preferred Stock then held by them, regardless of whether or not actual conversion at such time would be permissible.  In the event the assets of the Company available for distribution to stockholders upon any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series A Preferred Stock, holders of the Series A Preferred Stock shall share ratably in any distribution of assets of the Company in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

The terms of the Series A Preferred Stock are more fully described in the Certificate of Designations. The description of the Certificate of Designations is qualified in its entirety by reference to the full text of the Certificate of Designations, which is attached as Exhibit 3.1 to this Current Report and incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits.

(d)          Exhibits

Exhibit 3.1	Certificate of Designations, Powers, Preferences and Rights of The Series A Non-Voting Contingent Convertible Preferred Stock of Primoris Services Corporation, dated December 14, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PRIMORIS SERVICES CORPORATION

Dated: December 17, 2009	By:	/s/ Peter J. Moerbeek
Peter J. Moerbeek
Executive Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 3.1	Certificate of Designations, Powers, Preferences and Rights of The Series A Non-Voting Contingent Convertible Preferred Stock of Primoris Services Corporation, dated December 14, 2009.